                                              CONTINENTAL RESOURCES, INC.
                            Exhibit 12.2 - COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                                                         Three months
                                                                                                            ended
                                                                   YEAR ENDED DECEMBER 31,                 March 31,
                                                   ----------------------------------------------------- -------------
                                                     1999       2000       2001        2002         2003        2004
                                                   ------- ---------- ---------- ----------- ----------- -------------
EARNINGS                                            3,920     37,780     11,667     (20,032)       2,340         992

FIXED CHARGES <F1>                                 16,990     16,513     15,674      18,401       20,258       5,289
                                                   ------- ---------- ---------- ----------- ----------- -------------

TOTAL EARNINGS & FIXED CHARGES                     20,910     54,293     27,341      (1,631)      22,598       6,281

RATIO                                                 1.2        3.3        1.7         N/A          1.1         1.2

EARNINGS INSUFFICIENT TO COVER FIXED CHARGES BY       N/A        N/A        N/A      20,032          N/A         N/A

<F1>
     Represents interest expense.